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                                                                     EXHIBIT 8


                           JONES, DAY, REAVIS & POGUE
                               3500 SunTrust Plaza
                            303 Peachtree Street, NE
                           Atlanta, Georgia 30308-3242
                                 (404) 521-3939

                                 April 25, 2000

       Nextel Communications, Inc.
       2001 Edmund Halley Drive
       Reston, Virginia 20191



             Re: Registration Statement for 4 3/4% Convertible Senior
                 Notes Due 2007 and Common Stock

       Dear Sirs:

       We have acted as counsel to Nextel Communications, Inc. (the "Company") in connection with the registration statement on Form S-3 (the "Registration Statement"), to which this opinion appears as Exhibit 8, which includes the prospectus of the Company relating to the offering by the selling security holders named therein of the Company's 4 3/4% Convertible Senior Notes Due 2007 (the "Notes"), the Class A Common Stock, par value $.001 per share (the "Common Stock"), issuable upon conversion of the Notes and the shares of Common Stock being offered by another selling security holder.

            We hereby confirm that the opinion expressed in "Important United States Federal Income Tax Consequences" is our opinion.

            We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting part of the Registration Statement.

                                            Very truly yours,

                                            /s/ JONES, DAY, REAVIS & POGUE